Exhibit 99.1

Nucor Announces Guidance for Fourth Quarter and Full Year 2018 Results,

Including Record Annual Earnings

Company Expects Strong Demand and Favorable Pricing to Continue in 2019,

Facilitating Continued Free Cash Flow Generation

CHARLOTTE, N.C. – December 14, 2018 - Nucor Corporation (NYSE: NUE) today announced guidance for fourth quarter and full year 2018 earnings.

Record Annual Earnings in 2018

The Company expects to report full year 2018 consolidated net earnings in the range of $7.25 to $7.30 per diluted share, which would be a new annual record for Nucor and an increase of approximately 22% as compared to the Company’s previous record earnings of $5.98 per diluted share reported in 2008. The Company benefitted from strong economic conditions in the United States throughout 2018, which we believe was positively impacted by tax and regulatory reform. Additionally, broad-based tariffs imposed under Section 232 have been a tailwind contributing to our expected record 2018 earnings.

Solid Quarterly Earnings Results in Fourth Quarter 2018

Nucor expects to report fourth quarter 2018 consolidated net earnings in the range of $1.90 to $1.95 per diluted share as compared to $2.13 per diluted share in the third quarter of 2018 and $1.20 per diluted share in the fourth quarter of 2017. Third quarter 2018 results included a non-cash impairment charge of $110.0 million, or $0.26 per diluted share, and insurance recoveries of $24.8 million, or $0.06 per diluted share. Fourth quarter of 2017 results included a net benefit of $175.2 million, or $0.55 per diluted share, related to the impacts of U.S. federal tax legislation enacted in the fourth quarter of 2017.

Continued Commitment to Returning Capital to Stockholders

During the fourth quarter of 2018, Nucor repurchased approximately 8.35 million shares of its common stock for an average price of $60.19 per share. Nucor returned $1.3 billion of capital to shareholders in 2018, including share repurchases of approximately $854 million and dividends of approximately $485 million. Approximately $1.5 billion remains available under Nucor’s share repurchase program. As a result of the Company’s share repurchase activity, Nucor will end 2018 with issued and outstanding shares approximately 4% below the amount at the end of 2017. Nucor expects that its cash and cash equivalents balance at December 31, 2018 will be similar to the balance at the end of the third quarter of 2018.

Nucor Executive Offices: 1915 Rexford Road, Charlotte, North Carolina 28211

Phone 704-366-7000 Fax 704-362-4208 www.nucor.com

2019 Outlook and Capital Allocation Philosophy

“As we head into 2019, we continue to see strong demand and higher year over year average prices across most products,” said John Ferriola, Chairman, CEO and President of Nucor Corporation.

Nucor expects to continue generating strong free cash flow, and the Company’s focus remains on enhancing shareholder value through disciplined capital allocation. The Company’s highest priority in deploying shareholders’ capital is to deliver sustainable, profitable long-term growth with superior returns. Nucor’s steadfast focus and commitment to creating shareholder value is reflected in our strong 2018 performance, highlighted by extending the Company’s 46-year record of base dividend increases and returning a total of $1.3 billion to shareholders this year via dividends and share repurchases.

About Nucor

Nucor and its affiliates are manufacturers of steel and steel products, with operating facilities primarily in the U.S. and Canada. Products produced include: carbon and alloy steel — in bars, beams, sheet and plate; hollow structural section tubing; electrical conduit; steel piling; steel joists and joist girders; steel deck; fabricated concrete reinforcing steel; cold finished steel; steel fasteners; metal building systems; steel grating; and wire and wire mesh. Nucor, through The David J. Joseph Company, also brokers ferrous and nonferrous metals, pig iron and hot briquetted iron / direct reduced iron; supplies ferro-alloys; and processes ferrous and nonferrous scrap. Nucor is North America’s largest recycler.

Forward-Looking Statements

Certain statements contained in this news release are “forward-looking statements” that involve risks and uncertainties. The words “believe,” “expect,” “project,” “will,” “should,” “could” and similar expressions are intended to identify those forward-looking statements. Factors that might cause the Company’s actual results to differ materially from those anticipated in forward-looking statements include, but are not limited to: (1) competitive pressure on sales and pricing, including competition from imports and substitute materials; (2) U.S. and foreign trade policies affecting steel imports or exports; (3) the sensitivity of the results of our operations to prevailing steel prices and the changes in the supply and cost of raw materials, including scrap steel; (4) market demand for steel products; and (5) energy costs and availability. These and other factors are discussed in Nucor’s regulatory filings with the Securities and Exchange Commission, including those in Nucor’s fiscal 2017 Annual Report on Form 10-K, Item 1A. Risk Factors. The forward-looking statements contained in this news release speak only as of this date, and Nucor does not assume any obligation to update them.

Nucor Executive Offices: 1915 Rexford Road, Charlotte, North Carolina 28211

Phone 704-366-7000 Fax 704-362-4208 www.nucor.com